HIMS, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control Severance Agreement (the “Agreement”) is made and entered into by and between Oluyemi Okupe (the “Executive”) and Hims, Inc., a Delaware corporation (the “Company”), effective as of the date specified in Section 1 below.
This Agreement provides severance and acceleration benefits in connection with certain qualifying terminations of Executive’s employment with the Company. Upon its effectiveness, this Agreement shall supersede any existing severance and acceleration provisions set forth in Executive’s offer letter, employment agreement or equity award agreement or similar agreement or understanding.
Certain capitalized terms are defined in Section 8.
The Company and Executive agree as follows:

1.Term. This Agreement shall become effective as of January 24, 2022 (the “Effective Date”).

2.     Severance Benefits.
(a) Severance Period. For purposes of this Agreement, the “Severance Period” shall be a period of 9 months following Executive’s Separation.
(b) Involuntary Termination Not Involving a Change in Control. If Executive is subject to an Involuntary Termination which occurs other than during the Change in Control Period (as defined below), and Executive satisfies the conditions described in Section 2(d) below, then Executive shall be entitled to the following severance benefits: (i) continued payment of an amount equal to Executive’s monthly Base Salary during the Severance Period; (ii) continued payment of the employer’s monthly portion of health insurance premiums under COBRA (assuming Executive properly and timely elects to continue health insurance coverage under COBRA) for Executive and Executive’s eligible dependents until the earliest of (1) the end of the Severance Period, (2) the expiration of Executive’s continuation coverage under COBRA or (3) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment; (iii) continued payment of an amount equal to 1/12th of Executive’s annual target bonus (assuming achievement at 100% of goals) each month during the Severance Period; and (iv) unless the Company provides otherwise when an equity award is granted, accelerated vesting (and, if applicable, exercisability) as if Executive had completed additional months of continuous service equal to the Severance Period; provided, however, that in the case of equity awards subject to performance conditions, such equity awards will become vested (and, if applicable, exercisable) if and only if the applicable performance conditions are satisfied during the Severance Period. For avoidance of doubt, if Executive is subject to an Involuntary Termination pursuant to this Subsection (b), the portion of Executive’s then-outstanding and unvested (and, if applicable, unexercisable) equity awards subject to performance-based vesting that is eligible to vest (and become exercisable) pursuant to clause (iii) will remain outstanding during the Severance Period, so that any additional benefits due pursuant to clause (iii) may be provided if the performance conditions are satisfied during the Severance Period, provided further that in no event will any of Executive’s equity awards remain outstanding beyond the award’s maximum term.
(c) Involuntary Termination Involving a Change in Control. If Executive is subject to an Involuntary Termination which occurs during the period beginning 3 months prior to and ending on the date that is 12 months following, a Change in Control (such period, the “Change in Control Period”), and Executive satisfies the conditions described in Section 2(d) below, then Executive shall be entitled to the following severance benefits: (i) continued payment of Executive’s Base Salary and target bonus (assuming achievement at 100% of goals) for a period of 12 months following Executive’s Separation; (ii) continued payment of the employer’s portion of health insurance premiums under COBRA (assuming Executive properly and timely elects to continue health insurance coverage under COBRA) for Executive and Executive’s eligible dependents until the earliest of (1) the end of the 12-month period following Executive’s Separation, (2) the expiration of Executive’s continuation coverage under COBRA or (3) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment; and (iii) unless the Company provides otherwise when an equity award is granted, and provided that such equity awards remain outstanding following such Change in Control, one hundred percent of the unvested portion of each outstanding equity award that Executive holds as of the Involuntary Termination will vest and, if applicable, become exercisable; provided, however, that in the case of equity awards subject to performance conditions, such equity awards will become vested (and, if applicable, exercisable) if and only if the applicable performance conditions are satisfied during the 12-month period following such Separation. For avoidance of doubt, if Executive is subject to an Involuntary Termination pursuant to this Subsection (c), the portion of Executive’s then-outstanding and unvested (and, if applicable, unexercisable) equity awards subject to performance-based vesting that is eligible to vest (and become exercisable) pursuant to clause (iii) will remain outstanding during the 12-month period following Executive’s Separation, so that any additional benefits due pursuant to clause (iii) may be provided if the performance conditions are satisfied during the 12-month period following Executive’s Separation, provided further that in no event will any of Executive’s equity awards remain outstanding beyond the award’s maximum term.
(d) Preconditions to Severance and Change in Control Benefits / Timing of Benefits. As a condition to Executive’s receipt of any benefits described in Section 2, Executive shall execute and allow to become effective a general release of claims in the form provided by the Company, comply with Executive’s continuing obligations (including the return of Company property) to the Company, and, if requested by the Company, immediately resign from all positions Executive holds with the Company, including as a member of the Company’s Board of Directors and as a member of the board of directors of any subsidiaries of the Company. Executive must execute and return the release on or before the date specified by the Company, which will in no event be later than 50 days after Executive’s employment terminates. If Executive fails to return the release by the deadline or if Executive revokes the release, then Executive will not be entitled to the benefits described in this section 2. All such benefits will be provided, or such payments will commence, within 60 days after Executive’s Involuntary Termination. If such 60-day period spans two calendar years, then payments or benefits will in any event be made or begin in the second calendar year.

3.  Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Code Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Executive’s Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following the earlier of (A) expiration of the six-month period measured from Executive’s Separation or (B) the date of Executive’s death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.

4.  Section 280G. Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments and benefits provided pursuant to this Agreement, together with all other payments and benefits received or to be received by Executive (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 4, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a Reduced Payment is to be made under this section, reduction of Payments will occur in the following order: reduction of cash payments, then cancellation of equity-based payments and accelerated vesting of equity awards, and then reduction of employee benefits. If accelerated vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with the payments and benefits which are to be paid furthest away in time. All determinations required to be made under this Section 4 (including whether any of the Payments are parachute payments and whether to make a Reduced Payment) will be made by an independent accounting firm selected by the Company. For purposes of making the calculations required by this section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 4. The accounting firm’s determination will be binding on both Executive and the Company absent manifest error.

5.  Company’s Successors. Any successor to the Company to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

6.  Miscellaneous Provisions.
(a) Modification or Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b) Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement.
(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
(d) Tax Withholding. Any payments provided for hereunder are subject to reduction to reflect applicable withholding and payroll taxes and other reductions required under federal, state or local law. The Company reserves the right to treat any payments made hereunder related to COBRA premiums as taxable income to Executive to the extent the Company deems necessary or advisable to avoid adverse tax consequences to Executive, the Company or the Company’s other service providers.
(e) Notices. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office (attention General Counsel) and to Executive at the address that they most recently provided to the Company in accordance with this Subsection (e).
(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

7.  At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

8.  Definitions. The following terms referred to in this Agreement shall have the following meanings:
(a) “Base Salary” means Executive’s annual base salary as in effect immediately prior to an Involuntary Termination; provided, however, that in the event of a Resignation for Good Reason due to a material reduction in Executive’s base salary, “Base Salary” means Executive’s annual base salary as in effect immediately prior to such reduction.
(b) “Cause” means (i) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) Executive’s material breach of any agreement with the Company, (iii) Executive’s material failure to comply with the Company’s written policies or rules (including without limitation the Company’s ethics or insider trading policies), (iv) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties for the Company (with financial accounting improprieties deemed to constitute gross negligence or willful misconduct), (vi) Executive’s continuing failure to perform reasonable assigned duties in accordance with the Executive’s position with the Company after receiving written notification of the failure from the Company or (vii) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation; provided, however, that with respect to clauses (ii), (v), (vi) and (vii), Cause will not be deemed to exist unless Executive is provided written notice by the Company of the condition constituting Cause within 30 days after such condition arises (or the Company becomes aware of such condition) and Executive fails to cure such condition within 30 days after receipt of such written notice.
(c) “Change in Control” means:
(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities;
(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii) The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(iv) Individuals who are members of the Company’s board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Company’s board of directors over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.
Solely for purposes of this Change in Control definition, references to the Company herein shall be deemed to refer to any publicly-listed parent entity of the Company. A transaction shall not constitute a

Change in Control if it is an internal restructuring of the Company or if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any amount which is subject to Code Section 409A, then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.
For the avoidance of doubt, any initial public offering, any subsequent public offering, or other capital raising event, and any merger effected solely to change the Company’s domicile or to become publicly listed through acquisition by a special purpose acquisition company or any recapitalization consummated in connection therewith shall not constitute a “Change in Control.”
(d) “Code” means the U.S. Internal Revenue Code of 1986, as amended.
(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act.
(f) “Involuntary Termination” means either (i) a Termination Without Cause or (ii) a Resignation for Good Reason.
(g) “Resignation for Good Reason” means a Separation as a result of Executive’s resignation within 12 months after one of the following conditions has come into existence or Executive becomes aware of such condition, in either case without Executive’s consent: (i) a material diminution of Executive’s Base Salary or target bonus in effect prior to such reduction (other than a reduction that is part of an across-the-board reduction applicable to all senior executives of the Company), provided that a reduction of less than 10% of Executive’s Base Salary will not be considered a material reduction; (ii) a material diminution of Executive’s duties, authorities or responsibilities (including a change in position) or of those of the individual to which Executive reports; (iii) a material change in the geographic location at which Executive must perform services for the Company that increases Executive’s one-way commute by more than 35 miles; (iv) a change in reporting to anyone other than the Chief Executive Officer of the Company; or (v) a breach by the Company of this Agreement; provided that in the case of (ii) following a Change in Control, neither a mere change in title alone nor reassignment to a position that is comparable to the status and position held prior to the Change in Control shall constitute a material reduction in duties, authorities or responsibilities. A Resignation for Good Reason will not be deemed to have occurred unless Executive gives the Company written notice of the condition within 90 days after the condition comes into existence (or, if later, within 90 days after Executive becomes aware of such event) and the Company fails to remedy the condition within 30 days after receiving such written notice.
(h) “Separation” means a “separation from service” as defined in the regulations under Code Section 409A.
(i) “Termination Without Cause” means a Separation as a result of the termination of Executive’s employment by the Company without Cause, provided Executive is willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1). For the avoidance of doubt, a termination due to death or permanent disability shall not be considered a Termination Without Cause.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year indicated below.

COMPANY

By:	/s/ Andrew Dudum
Name:	Andrew Dudum
Title:	Chief Executive Officer
Date:	2/1/2022

EXECUTIVE

By:	/s/ Oluyemi Okupe
Name:	Oluyemi Okupe
Title:	Chief Financial Officer
Date:	2/1/2022